Exhibit 99.1

FOR IMMEDIATE RELEASE

American Vanguard Reports Second Quarter 2025 Results

Quarterly Adjusted EBITDA of $11 million vs. $6 million in 2Q last year

Gross Profit Margin improved to 31% as compared to 29% in 2Q last year

Reiterates 2025 revenue and EBITDA guidance

Newport Beach, CA | July 31, 2025 — American Vanguard® Corporation, a diversified specialty and agricultural products company that develops, manufactures, and markets solutions for crop protection and nutrition, turf and ornamental management and commercial pest control, today reported financial results for the second quarter ended June 30, 2025.

Financial and Operational Highlights Second Quarter 2025– versus Second Quarter 2024:

•	Net sales of $129 million v. $128 million;

•	Adjusted EBITDA[1] of $11 million v. $6 million;

•	Maintains full-year 2025 EBITDA guidance of $40 million to $44 million;

•	GAAP EPS of $(0.03) v. ($0.42);

•	Debt outstanding of $189 million which is $22 million less than last year;

•	Inventory of $191 million which is $53 million less than last year.

Dak Kaye, CEO of American Vanguard, stated “We are pleased to see the progress that occurred, as part of our business transformation. Operational improvements in the business led to a substantial improvement in adjusted EBITDA, which increased by more than 80% as compared to last year. In addition to our self-help efforts, the agriculture economy appears to be in the early stages of a recovery. Customer destocking is beginning to subside. Against this backdrop, we were able to increase revenue by approximately 1%, as compared to last year.”

Mr. Kaye continued, “We substantially increased our gross profit margin and simultaneously decreased our operating expenses as we executed our business transformation. The increase in our gross profit margin to 31%, compared to 29% last year, was driven by improvements in manufacturing and our procurement processes. We will continue to keep a tight rein on expenses and believe that our improved organization will allow us to elevate our gross profit margin over the coming years.”

[1]

Adjusted earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measure so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from adjusted EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define adjusted EBITDA differently.

Chief Financial Officer David Johnson stated, “The company is operating more efficiently, as exhibited by decreased inventory and debt levels. Debt outstanding at the end of the quarter was approximately $189 million, a decrease of $22 million, as compared to last year. During the remainder of the year, we expect to allocate our free cash flow towards debt paydown. Further, our improved sales, inventory and operations planning process (SIOP), has allowed the company to operate with less inventory than in the past. Inventory was $191 million at the end of the quarter, a $53 million decrease, as compared to last year. Finally, we continue to operate the business with lower costs than the prior year. Our operating costs were down $5 million in the second quarter and $8 million year-to-date, excluding transformation expenses, which declined dramatically in both the three- and six-month periods. We expect to continue to control our expenses and drive down inventory over the coming quarters as we look to wring more capital out of the business, in an effort to maximize investor returns.”

Mr. Kaye concluded, “I want to reiterate our full year 2025 revenue ($535 million—$545 million) and adjusted EBITDA ($40—$44 million) targets. This quarter we demonstrated real progress in improving operating leverage while maintaining a strong balance sheet. We continue to believe there is room for further improvement, and I am confident that the investments we have been making, and continue to make, in transforming our business will generate accelerated improvements, particularly in a rising market.”

Earnings Conference Call

The company will be hosting an earnings conference call at 5 pm ET on July 31, 2025. The conference call can be accessed through the following link: https://www.webcaster4.com/Webcast/Page/3070/52784 A replay can also be accessed through the company website.

The company plans to post on the Investor Relations section of the company’s website a presentation that should be read in connection with this earnings release.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agriculture products company that develops and markets products for crop protection and management, turf and ornamentals management, and public and animal health. Over the past 20 years, through product and business acquisitions, the Company has significantly expanded its operations and now has more than 1,000 product registrations worldwide. To learn more about the Company, please reference www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release the matters set forth in this press release include forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “outlook,” “forecast,” “target,” “trend,” “plan,” “goal,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” These forward-looking statements are based on the current expectations and estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include risks detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements

Company Contact	Investor Representative
American Vanguard Corporation	Alpha IR Group
Anthony Young, Director of Investor Relations	Robert Winters
anthonyy@amvac.com	Robert.winters@alpha-ir.com
(949) 221-6119	(929) 266-6315

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

ASSETS	June 30, 2025	December 31, 2024
Current assets:
Cash	$14,482	$12,514
Receivables:
Trade, net of allowance for credit losses of $11,378 and $9,190, respectively	169,482	169,743
Other	9,470	4,699

Total receivables, net	178,952	174,442
Inventories	191,497	179,292
Prepaid expenses	9,391	7,615
Income taxes receivable	5,004	5,030

Total current assets	399,326	378,893
Property, plant and equipment, net	56,104	58,169
Operating lease right-of-use assets, net	18,390	19,735
Intangible assets, net of amortization	146,168	150,497
Goodwill	20,805	19,701
Deferred income tax assets	3,429	1,242
Other assets	7,756	8,484

Total assets	$651,978	$636,721

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$96,778	$69,159
Customer prepayments	6,490	52,675
Accrued program costs	79,868	69,449
Accrued expenses and other payables	17,312	31,989
Operating lease liabilities, current	6,302	6,136
Income taxes payable	1,994	2,942

Total current liabilities	208,744	232,350
Long-term debt	189,500	147,332
Operating lease liabilities, long term	12,728	14,339
Deferred income tax liabilities	9,217	7,989
Other liabilities	967	1,601

Total liabilities	421,156	403,611
Commitments and contingent liabilities (Note 13)
Stockholders’ equity:
Preferred stock, $0.10 par value per share; authorized 400,000 shares; none issued	—	—
Common stock, $0.10 par value per share; authorized 40,000,000 shares; issued 34,778,423 shares at June 30, 2025 and 34,794,548 shares at December 31, 2024	3,478	3,479
Additional paid-in capital	115,853	114,679
Accumulated other comprehensive loss	(12,879)	(18,729)
Retained earnings	195,571	204,882

	302,023	304,311
Less treasury stock at cost, 5,915,182 shares at June 30, 2025 and December 31, 2024	(71,201)	(71,201)

Total stockholders’ equity	230,822	233,110

Total liabilities and stockholders’ equity	$651,978	$636,721

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$129,313	$128,209	$245,113	$263,352
Cost of sales	(88,766)	(90,446)	(174,375)	(183,171)

Gross profit	40,547	37,763	70,738	80,181
Operating expenses
Selling, general and administrative	(28,757)	(31,051)	(55,385)	(60,520)
Research, product development and regulatory	(5,803)	(8,599)	(11,485)	(14,305)
Transformation	(1,621)	(7,345)	(3,812)	(8,497)

Operating income (loss)	4,366	(9,232)	56	(3,141)
Change in fair value of equity investment	—	(125)	—	513
Interest expense, net	(4,450)	(3,917)	(8,215)	(7,610)

Loss before provision for income taxes	(84)	(13,274)	(8,159)	(10,238)
Income tax (expense) benefit	(765)	1,553	(1,152)	69

Net loss	$(849)	$(11,721)	$(9,311)	$(10,169)

Net loss per common share—basic	$(0.03)	$(0.42)	$(0.33)	$(0.36)

Net loss per common share—assuming dilution	$(0.03)	$(0.42)	$(0.33)	$(0.36)

Weighted average shares outstanding—basic	28,345	28,024	28,308	27,934
Weighted average shares outstanding—assuming dilution	28,345	28,024	28,308	27,934

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

ANALYSIS OF SALES

(In thousands)

(Unaudited)

For the three months ended June 30:

	2025	2024	Change	% Change
Net sales:
U.S. crop	$52,674	$52,289	$385	1%
U.S. non-crop	19,585	19,011	574	3%

Total U.S.	72,259	71,300	959	1%
International	57,054	56,909	145	0%

Total net sales	$129,313	$128,209	$1,104	1%
Total cost of sales	(88,766)	(90,446)	1,680	-2%

Total gross profit	$40,547	$37,763	$2,784	7%

Total gross margin	31%	29%

For the six months ended June 30:

	2025	2024	Change	% Change
Net sales:
U.S. crop	$110,201	$119,542	$(9,341)	-8%
U.S. non-crop	34,834	36,787	(1,953)	-5%

Total U.S.	145,035	156,329	(11,294)	-7%
International	100,078	107,023	(6,945)	-6%

Total net sales	$245,113	$263,352	$(18,239)	-7%
Total cost of sales	$(174,375)	$(183,171)	$8,796	-5%

Total gross profit	$70,738	$80,181	$(9,443)	-12%

Total gross margin	29%	30%

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(9,311)	$(10,169)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment and amortization of intangible assets	9,447	10,904
Amortization of other long-term assets	11	194
Amortization and accretion of deferred loan fees and discounted liabilities	569	213
Gain on disposal of property, plant and equipment	(40)	—
Impairment of assets	134	—
Provision for estimated credit losses	1,999	883
Stock-based compensation	981	2,752
Change in deferred income taxes	(200)	(276)
Changes in liabilities for uncertain tax positions or unrecognized tax benefits	(60)	71
Change in equity investment fair value	—	(513)
Unrealized foreign currency transaction gains	(855)	(127)
Changes in assets and liabilities associated with operations:
Increase in net receivables	(3,293)	(11,962)
Increase in inventories	(9,785)	(27,770)
Increase in prepaid expenses and other assets	(1,863)	(3,730)
Change in income tax receivable/payable, net	(1,024)	(7,129)
Decrease in net operating lease liability	(100)	(66)
Increase in accounts payable	24,547	34,292
Decrease in customer prepayments	(46,187)	(53,468)
Increase in accrued program costs	10,267	18,209
Decrease in other payables and accrued expenses	(15,073)	(1,665)

Net cash used in operating activities	(39,836)	(49,357)

Cash flows from investing activities:
Capital expenditures	(1,020)	(4,944)
Proceeds from disposal of property, plant and equipment	51	75
Intangible assets	(88)	(1,529)

Net cash used in investing activities	(1,057)	(6,398)

Cash flows from financing activities:
Payments under line of credit agreement	(128,665)	(110,076)
Borrowings under line of credit agreement	170,834	175,335
Payment of deferred loan fees	(881)	—
Net receipt from the issuance of common stock under ESPP	333	430
Net payment for tax withholding on stock-based compensation awards	(142)	(829)
Payment of cash dividends	—	(1,670)

Net cash provided by financing activities	41,479	63,190

Net increase in cash and cash equivalents	586	7,435
Effect of exchange rate changes on cash and cash equivalents	1,382	(902)
Cash and cash equivalents at beginning of period	12,514	11,416

Cash and cash equivalents at end of period	$14,482	$17,949

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net (loss) income	$(849)	$(11,721)	$(9,311)	$(10,169)
Income tax (benefit) expense	765	(1,553)	1,152	(69)
Interest expense, net	4,450	3,917	8,215	7,610
Depreciation and amortization	4,709	5,463	9,458	11,093
Stock compensation	422	748	981	2,752
Dacthal returns	(213)	—	(429)	—
Asset impairment	134	—	134	—
Transformation costs & legal reserves	1,621	9,310	3,812	10,462

Adjusted EBITDA[2]	$11,039	$6,164	$14,012	$21,679

[2]

Adjusted earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measure so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from adjusted EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define adjusted EBITDA differently.